Exhibit 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

The Stock Purchase Agreement (“the Agreement”) dated as of July 15, 2002, by and among Barrister Global Services Network, Inc., a Delaware corporation having an address at 290 Ellicott Street, Buffalo, New York 14203-1679 (the “Buyer”), the individuals whose names and signatures are set forth on the signature page of the Agreement (referred to individually as “Seller” and collectively as “Sellers”), and Advantage Innovation, Inc., a Louisiana corporation having an address at 121 Brookhollow Esplanade, New Orleans, Louisiana 70123 (the “Corporation”), is hereby amended, effective January 1, 2003, as follows:

A.	Section 1.1(c), “Earn Out Payments” shall be deleted and replaced with “Installment Payments”.

          B.     Section 1.2, the following items shall be deleted:

Accounting Firm	2.4
Division	2.4	(b)
Earn Out Determination Date			2.5
Earn Out Payments	2.3	(a)
Earn Out Periods	2.3	(a)
EBITDA	2.4	(a)
Sellers’ Accounting Representative			2.4
and the following inserted:
Installment Payments			2.3	(a)
Installment Payment Date	2.3	(a)

C.	Section 2.2(a)(ii) shall be deleted and replaced with the following:

The Installment Payments (as hereinafter defined) shall be paid by Buyer to the Sellers no later than ten (10) days after each Installment Payment Date (as hereinafter defined) in cash, or if requested by any Seller, by wire transfer to an account specified by such Seller at least three (3) days prior to the date payment is due.

D.	Section 2.2(b) shall be deleted in its entirety and replaced with the following:

(b) Allocation of the Aggregate Payment Amount. The Aggregate Payment Amount will be allocated among the Sellers in accordance with their respective percentage ownership of the Corporation as stated in Schedule 2.2(b); provided, that in the event the amount of an Installment Payment is reduced pursuant to Section 2.3(b) of this Agreement, then none of such reduced Installment Payment shall be allocated to John S. Bowers, III (“Bowers”) and all of such reduced Installment Payment shall be allocated to the remaining Sellers in accordance with their respective pro rata ownership percentages set forth in Schedule 2.2(b).

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E.	Section 2.3 shall be deleted in its entirety and replaced with the following:

          2.3 Installment Payments.

     (a.) Buyer shall pay to Sellers two (2) installment payments (each, an “Installment Payment” and, together, the “Installment Payments”) to be paid in the amount of $1,250,000 each (for a total of $2,500,000), with the first Installment Payment due July 31, 2003 and the second Installment Payment due July 31, 2004 (each, an “Installment Payment Date”).

(b.) Notwithstanding anything herein to the contrary, if Bowers’) employment is terminated by Buyer for Cause or by Bowers without “Good Reason,” as defined in his employment agreement (it being understood that Buyer is relying on Bowers’ continued involvement with the Business in agreeing to the Purchase Price), then the Installment Payments not yet due and payable shall each be reduced to $718,750 and such reduced Installment Payments shall be allocated among the Sellers as set forth in Section 2.2(b) of this Agreement .

(c.) Notwithstanding anything herein to the contrary, if Buyer (i) sells any portion of the Business without Bowers consent on behalf of Sellers, (ii) sells all or substantially all of Buyer’s assets or completes a transaction for the sale, exchange or other disposition, in one or more related transactions, of the majority of Buyer’s outstanding shares, (iii) liquidates or ceases to conduct the Business prior to July 31, 2004 (other than to integrate the Business into Buyer’s business), or (iv) breaches any of its obligations under Bowers’ employment agreement, and, after notice by Bowers, fails to cure such breach, if such breach is curable, within thirty (30) days of such notice, then. all unpaid Installment Payments (whether or not then due and payable) shall be immediately due to Sellers and shall be paid within ten (10) days following such event.

F.	Section 2.4 shall be deleted in its entirety and replaced with the following:

          2.4 [INTENIONALLY OMITTED.]

G.	Section 2.5 shall be deleted in its entirety and replaced with the following:

          2.5 [INTENIONALLY OMITTED.]

H.	Section 2.6, first paragraph, “Earn Out Payments” shall be deleted and replaced with “Installment Payments”.

I.	Sections 7.6(c) and 8.9(d) shall be amended to delete “pursuant to Section 2.4(d).”

J.	Section 9.11(c), “Earn Out Payments” shall be deleted and replaced with “Installment Payments”.

K.	Section 10.3, Operations of the Corporation/Division Post-closing, shall be deleted in its entirety and replaced with the following:

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10.3 Operation of the Corporation’s Business Post-closing. After the Closing, Buyer shall operate the Corporation’s business in any manner it sees fit.

L.	Section 10.4, Lease. “Division” shall be deleted and replaced with “Buyer”.

Except as amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation and Buyer have caused this Amendment to the Agreement to be duly executed on their respective behalf by their respective duly authorized officers, and the Sellers have duly executed this Amendment to the Agreement, on this _31st     day of January, 2003. Any individual signing on behalf of a corporation represents and warrants that he has power and authority to bind the corporation.

BARRISTER GLOBAL SERVICES NETWORK, INC

BY: /s/ William O. Bray NAME:
TITLE:

BARRISTER ADVANTAGE SERVICES LLC F/K/A ADVANTAGE INNOVATION, INC

BY: /s/ John S. Bowers, III JOHN S. BOWERS, III PRESIDENT

/s/ John S. Bowers, III JOHN S. BOWERS, III

/s/ Albert B. Petrie, Jr ALBERT B. PETRIE, JR

/s/ Frank A. Petrie FRANK A. PETRIE

/s/ Jared M. Bowers JARED M. BOWERS

/s/ Allen J. Shelton ALLEN J. SHELTON

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